Exhibit 99.2

    Align Technology, Inc. Reports 8th Consecutive Quarter of Increasing
                       Revenues and Record Net Profit

    - Second Quarter Revenues Increase 51% Year Over Year to $44.2 Million

    - Company Reports GAAP Net Profit of $3.8 Million, or EPS of $0.06; Non-GAAP Net Profit of $5.6 Million, or Non-GAAP EPS Of $0.09 Per Share

    - Company Increases Cash Position by $8.7 Million Year-To-Date

   SANTA CLARA, Calif., July 22 /PRNewswire-FirstCall/ -- Align Technology, Inc. (Nasdaq: ALGN), the inventor of Invisalign(R), a proprietary method of straightening teeth without wires and brackets, today reported financial results for the second quarter of 2004. Total revenues for the second quarter of 2004 were $44.2 million, compared to $39.2 million in the first quarter of 2004, an increase of 13 percent, and $29.2 million in the second quarter of 2003, an increase of 51 percent.
   "We are pleased with our results for the second quarter," stated Thomas M. Prescott, Align Technology's President and CEO. "Our marketing and sales initiatives are gaining traction and have led to increased case shipments and revenues. Our operating margins continue to improve and have begun to demonstrate the leverage in our business model. We are committed to providing a quality product for our customers and helping them achieve great results for their patients. This commitment to their success, along with consistent financial performance, and our long-term goal of becoming the most important part of our doctors' practices, will help us build a great company that delivers shareholder value."
   The net profit for the second quarter of 2004 as determined under generally accepted accounting principles ("GAAP") was $3.8 million, or earnings per basic and diluted share of $0.06. This compares to a net profit for the first quarter of 2004 of $557 thousand, or earnings per basic and diluted share of $0.01, and a net loss for the second quarter of 2003 of $7.8 million, or a net loss of $0.13 per share.
   The non-GAAP net profit for the second quarter of 2004, which excludes
$1.8 million of stock-based compensation, was $5.6 million, or non-GAAP earnings per basic and diluted share of $0.09. This compares to a non-GAAP net profit of $2.8 million in the first quarter of 2004, which excludes $2.2 million of stock-based compensation, or a non-GAAP basic net profit of $0.05 per share and non-GAAP fully diluted net profit of $0.04. This also compares to a non-GAAP net loss of $3.4 million in the second quarter of 2003, which excludes $4.4 million of stock-based compensation charges, or a non-GAAP net loss of $0.06 per share. The reconciliation of the GAAP to non-GAAP measurements for net profit for the second quarter of 2004 is set forth below within Align Technology's financial statements.
   As of June 30, 2004, Align had $56.4 million in cash, cash equivalents and marketable securities, compared to $47.7 million as of December 31, 2003.
   Align Technology will host a webcast and conference call today, July 22, 2004 at 10:00 a.m. EDT, 7:00 a.m. PDT, to review second quarter of 2004 results and discuss future operating trends and guidance on the outlook for the future. To access the webcast, click on "Conference Calls" on Align Technology's Investor Relations website at http://www.aligntech.com/generalapp/us/en/corporate/investor_frameset.jsp .
To access the conference call, please dial 212-271-4505 approximately ten minutes prior to the start of the call. If you are unable to listen to the call, an archived webcast will be available beginning approximately one hour after the call's conclusion and will remain available through 5:30 p.m. EDT on July 21, 2005. Additionally, a telephonic replay of the call can be accessed by dialing 800-633-8284 with reservation number 21200430. The replay may be accessed from international locations by dialing 402-977-9140 using the same reservation number. The telephonic replay will be available through 5:30 p.m. EDT on August 5, 2004.

   About Align Technology, Inc.
   Align Technology designs, manufactures and markets Invisalign, a proprietary method for treating malocclusion, or the misalignment of teeth. Invisalign corrects malocclusion using a series of clear, nearly invisible, removable appliances that gently move teeth to a desired final position. Because it does not rely on the use of metal or ceramic brackets and wires, Invisalign significantly reduces the aesthetic and other limitations associated with braces. Invisalign is appropriate for treating adults and older teens. Align Technology was founded in March 1997 and received FDA clearance to market Invisalign in 1998.
   To learn more about Invisalign or to find a certified Invisalign doctor in your area, please visit www.invisalign.com or call 1-800-INVISIBLE.

   Forward-Looking Statements
   This news release contains forward-looking statements, including statements regarding Align's ability to increase case shipments and revenues through its marketing and sales initiatives and to improve its operating margins by leveraging its business model and Align's commitment to providing quality product to its customers and their patients as a means to deliver shareholder value. Forward-looking statements contained in this news release relating to expectations about future events or results are based upon information available to Align as of the date hereof. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. As a result, actual results may differ materially and adversely from those expressed in any forward-looking statement. Factors that might cause such a difference include, but are not limited to, risks relating to Align's history of losses and negative operating cash flows, Align's ability to increase its revenue significantly while controlling expenses, Align's ability to manage growth, loss of key personnel or the inability to attract and retain key personnel, Align's limited operating history, customer demand for Invisalign, acceptance of Invisalign by consumers and dental professionals, competition from manufacturers of traditional braces, Align's third party manufacturing processes and personnel, foreign operational, political and other risks relating to Align's international manufacturing operations, Align's ability to protect its intellectual property rights, potential intellectual property or product liability claims or litigation, and the potential volatility of the market price of Align's common stock. These and other risks are detailed from time to time in Align's periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended December 31, 2003, which was filed with the Securities and Exchange Commission on March 9, 2004, and its Quarterly Reports on Form 10-Q. Align undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

    Investor Relations Contact:        Press Contact:
    Barbara Domingo                    Shannon Henderson
    Align Technology, Inc.             Ethos Communications, Inc.
    408-470-1000                       678-417-1767
    investorinfo@aligntech.com         shannon@ethoscommunication.com


   ALIGN TECHNOLOGY, INC.
   CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
   (unaudited)

                                          Three Months        Six Months
                                              Ended             Ended
                                        June 30, June 30, June 30,  June 30,
                                          2004     2003     2004      2003
   (in thousands, except per share data)

   Revenues                              $44,204  $29,225  $83,409   $52,185

   Cost of revenues                       14,250   13,269   27,643    25,193

   Gross profit                           29,954   15,956   55,766    26,992

   Operating expenses:

   Sales and marketing                    13,399   11,416   26,671    22,046
   General and administrative              8,656    9,014   16,933    16,908
   Research and development                3,558    3,712    6,904     6,697

   Total operating expenses               25,613   24,142   50,508    45,651


   Profit (loss) from operations           4,341   (8,186)   5,258   (18,659)

   Interest and other income (expense),
    net                                     (175)     427     (402)      230
   Provision for income taxes               (394)      --     (527)       (1)

   Net profit (loss)                      $3,772  $(7,759)  $4,329  $(18,430)

   Net profit (loss) per share -- basic    $0.06   $(0.13)   $0.07    $(0.32)

   Weighted-average shares used in
    computing basic net profit (loss)
    per share                             59,692   57,489   59,391    57,339

   Net profit (loss) per share -- diluted  $0.06   $(0.13)   $0.07    $(0.32)

   Weighted-average shares used in
    computing diluted net profit (loss)
    per share                             64,461   57,489   64,392    57,339


   ALIGN TECHNOLOGY, INC.
   CONDENSED CONSOLIDATED BALANCE SHEETS
    (unaudited)

                                                  June 30,       December 31,
   (in thousands)                                  2004             2003
                  ASSETS

   Current assets:
   Cash and cash equivalents                      $56,099           $44,939
   Restricted cash                                    281               439
   Marketable securities, short-term                   --             2,292
   Accounts receivable, net                        25,737            21,265
   Inventories, net                                 1,359             1,395
   Deferred costs                                   1,042               939
   Other current assets                             5,350             5,845
      Total current assets                         89,868            77,114

   Property and equipment, net                     23,174            23,121
   Other long-term assets                           1,914             1,967

        Total assets                             $114,956          $102,202

         LIABILITIES AND STOCKHOLDERS' EQUITY

   Current liabilities:
   Accounts payable                                $3,314            $3,095
   Accrued liabilities                             19,496            19,180
   Deferred revenue                                13,132            13,113
   Debt obligations, current portion                1,914             1,989
      Total current liabilities                    37,856            37,377

   Debt obligations, long-term portion                833             1,667
   Capital lease obligations, net of
    current portion                                    98               182

       Total liabilities                           38,787            39,226

   Total stockholders' equity                      76,169            62,976

         Total liabilities and
          stockholders' equity                   $114,956          $102,202


   ALIGN TECHNOLOGY, INC.
   NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
   (unaudited)

   Use of Non-GAAP Financial Information
   To supplement our condensed consolidated financial statements presented on a GAAP basis, Align uses a non-GAAP measure of net profit (loss), which is adjusted to exclude certain costs and expenses and any associated tax effects of such adjustments. We believe that our non-GAAP net profit
   (loss) gives an indication of our baseline performance before other charges that are considered by management to be outside of our core operating results. In addition, our non-GAAP net profit (loss) is among the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information should not be considered in isolation or as a substitute for net profit (loss) prepared in accordance with generally accepted accounting principles in the United States of America.

                                           Three Months       Six Months
                                               Ended             Ended
                                         June 30, June 30, June 30, June 30,
                                           2004     2003     2004     2003
   (in thousands, except per share data)

   Revenues                               $44,204  $29,225  $83,409  $52,185

   Cost of revenues                        13,931   12,586   26,926   23,789

   Gross profit                            30,273   16,639   56,483   28,396

   Operating expenses:

   Sales and marketing                     13,172   10,812   26,150   20,814
   General and administrative               7,712    7,120   14,834   12,322
   Research and development                 3,266    2,542    6,242    4,794

   Total operating expenses                24,150   20,474   47,226   37,930

   Profit (loss) from operations            6,123   (3,835)   9,257   (9,534)

   Interest and other income (expense),
    net                                      (175)     427     (402)     230
   Provision for income taxes                (394)      --     (527)      (1)

   Net profit (loss)                       $5,554  $(3,408)  $8,328  $(9,305)

   Net profit (loss) per share -- basic     $0.09   $(0.06)   $0.14   $(0.16)

   Weighted-average shares used in
    computing basic net profit (loss) per
    share                                  59,692   57,489   59,391   57,339

   Net profit (loss) per share -- diluted   $0.09   $(0.06)   $0.13   $(0.16)

   Weighted-average shares used in
    computing diluted net profit (loss)
    per share                              64,461   57,489   64,392   57,339


      See Following Reconciliation of GAAP Net Profit (Loss) to non-GAAP
                             Net Profit (Loss)

   ALIGN TECHNOLOGY, INC.
   RECONCILIATION OF GAAP NET PROFIT (LOSS) TO ADJUSTED NON-GAAP NET PROFIT
   (LOSS)
   (unaudited)

                                            Three Months      Six Months
                                                Ended            Ended
                                         June 30, June 30, June 30, June 30,
                                          2004      2003    2004     2003
   (in thousands)

   Calculation of non-GAAP net profit
    (loss) excluding special items:

   Net profit (loss)                     $3,772   $(7,759) $4,329  $(18,430)

   Items:
   Stock-based compensation expense
    included in: (1)
    -- cost of revenues                     319       683     717     1,404
    -- sales and marketing                  227       604     521     1,232
    -- general and administrative           944     1,894   2,099     4,079
    -- research and development             292     1,170     662     1,903

   Restructuring costs included in general
    and administrative: (2)                   --       --      --       507

   Non-GAAP net profit (loss) excluding
    special items                         $5,554  $(3,408) $8,328   $(9,305)

   (1)Stock-based compensation expense represents the amortization of deferred stock-based compensation recorded in connection with the granting of stock options to employees and non-employees. Stock-based compensation expense also includes the accelerated vesting of options to several employees in connection with severance packages.

   (2)Restructuring costs represented residual restructuring charges related to the transition of operations from the United Arab Emirates and Pakistan to Costa Rica during the first quarter of 2003.


SOURCE  Align Technology, Inc.
   -0-                             07/22/2004
   /CONTACT: investors, Barbara Domingo of Align Technology, Inc., +1-408-470-1000, or investorinfo@aligntech.com; or Shannon Henderson of Ethos Communications, Inc., +1-678-417-1767, or shannon@ethoscommunication.com, for Align Technology, Inc./
   /Web site:  http://www.invisalign.com /
   (ALGN)

CO:  Align Technology, Inc.
ST:  California
IN:  HEA MTC
SU:  ERN CCA